Exhibit 10.2

CARRAMERICA REALTY CORPORATION

1997 STOCK OPTION AND INCENTIVE PLAN

[2005] [2006] Deferred Stock Unit Agreement

Grant Date:                     , [2005] [2006]

Deferred Stock Unit Grant:

Grant Price: $

We are pleased to inform you that the Corporation has granted you deferred stock units representing phantom shares of CarrAmerica Realty Corporation common stock, subject to certain restrictions (“Deferred Stock Units”). Your grant has been made under the Corporation’s 1997 Stock Option and Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

Vesting: Subject to the terms of the Plan, the Deferred Stock Units become vested as to 25% of the shares on each of the four (4) anniversaries of the Grant Date of the Deferred Stock Units, if you have been providing services to the Corporation or a subsidiary affiliate continuously from the date of grant to the anniversary date. Deferred Stock Units shares may not be sold, assigned, conveyed or otherwise disposed of, or pledged, mortgaged, hypothecated or otherwise encumbered, by you.

Service Requirements: If you stop providing services to the Corporation for a reason other than your death or total disability, your shares under this grant will stop vesting and you will forfeit all shares that have not yet vested. If you stop providing services to the Corporation because you become totally disabled, your shares will continue to vest for one year. If you should die or the Plan is terminated in connection with certain transactions described in the Plan (for example, a sale of the Corporation) while you are providing services to the Corporation, your shares under this grant will become fully vested. However, if at any time the Corporation terminates your services “for cause,” you will forfeit all shares that have not yet vested.

Cause means, as determined by the Board, (i) fraud or theft against the Corporation or an affiliate or conviction (no longer subject to appeal) for a felony offense; (ii) conviction (no longer subject to appeal) for a criminal offense involving moral turpitude; (iii) compromising trade secrets or other proprietary information of the Corporation or an affiliate; (iv) willful failure or refusal to perform material assigned duties; or (v) gross or willful misconduct that causes substantial and material harm to the business and operations of the Corporation or an affiliate.

Deferred Stock Unit Account: Your Deferred Stock Units will be credited to a Deferred Stock Unit Account (the “Account”) established by the Corporation on your behalf.

Form and Timing of Payment of Account: To the extent Deferred Stock Units become vested, the vested shares will become eligible for payment. Payment of your Account will not be made subsequent to your Separation from Service with the Corporation, in accordance with your payment election form.

Dividends: Whenever the Corporation declares a regular cash dividend on its common stock, your Account shall be credited with dividend equivalents corresponding to the whole number of Deferred Stock Units then constituting your Account. The dividend equivalents so credited to the Account will be converted to shares (or fractional shares) of Deferred Stock Units.

Voting: You are not entitled to vote your shares of Deferred Stock Units.

Taxes and Withholding: The Corporation has the right to require payments from you of any federal, state, local or foreign tax or withholding payment relating to the receipt or distribution of the Deferred Stock Units pursuant to this grant, or to withhold such amounts from any cash payments arising from this grant or from other payments due to you from the Corporation or an affiliate.

Payment Rights Nontransferable: Your rights and interests under this Agreement may not be sold, pledged, hypothecated, assigned or transferred in any manner, either voluntary or involuntarily by operation of law, other than by you pursuant to a beneficiary designation in accordance with this Agreement.

Beneficiary Designation: You must complete the beneficiary designation form supplied by the Corporation in order to name one or more persons to receive payment of your Account in the event of your death. If you fail to designate a beneficiary, your estate will be your beneficiary.

Unsecured Creditor: Your Account is subject to the Corporation’s creditors in the event of the Corporation’s bankruptcy or insolvency.

This Deferred Stock Unit Agreement has been duly executed and delivered by all parties hereto, as of the above written Grant Date.

ACCEPTED AND AGREED TO:	CARRAMERICA REALTY CORPORATION

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